Exhibit 5.1

December 18, 2007	Client-Matter: 25584-033
Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
          Re: Registration Statement on Form S-3
Ladies and Gentlemen:
          We have acted as legal counsel to Cash Systems, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on December 18, 2007 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 710,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to be sold by the selling shareholder listed in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
          We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.
          Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.
          We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the State of Delaware. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.
695 Town Center Drive, 14th Floor, Costa Mesa, California 92626-1924 Telephone: 714.371.2500 Fax: 714.371.2550
Albany | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington, D.C.

Cash Systems, Inc.
December 18, 2007

          This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.
          We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

Very truly yours, /s/ Manatt, Phelps & Phillips, LLP Manatt, Phelps & Phillips, LLP